For: YTB International, Inc.

Investor Contacts:
Garth Russell / Yemi Rose
KCSA Worldwide
212-896-1250 / 212-896-1233

YTB International Provides Update On Recent Trading
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WOOD RIVER, Ill., August 1, 2007 - YTB International, Inc. (OTC: YTBLA.PK) (“YTB” or the “Company”), a provider of Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, today issued an update on recent trading following the Company’s stock split and common stock reclassification.

As announced in YTB International, Inc.'s July 17th and July 31st press releases, the common stock of YTB International, Inc. was reclassified and split as of the close of trading yesterday, July 31, 2007. The ticker symbol for the new Class A Common Stock is YTBLA. There is no symbol for the Class B Common Stock, as that security does not trade.

The reclassification and stock split have been recognized by the national quotation services and NASDAQ, but YTB International has been informed that the new symbol for the Class A Common Stock is not yet available on terminals of market makers. YTB International does not control whether its stock is quoted for trading in the over-the-counter markets.

YTB International is actively working with market makers to provide to them company specific information that will enable them to complete any necessary NASD forms and to commence quotations in the Class A Common Stock under the new symbol YTBLA. While YTB International has been informed that the paperwork is in process to make the symbol available, it cannot predict when the process will be complete.

Until then, in order to trade shares, investors are advised to call their broker or representative. The Company will update shareholders as more information becomes available.

About YTB International
YTB International, Inc. provides Internet-based travel booking services for travel agencies and home-based independent representatives in the United States, Puerto Rico, and the US Virgin Islands. It operates through three subsidiaries: YourTravelBiz.com, Inc., YTB Travel Network, Inc., and REZconnect Technologies, Inc. YourTravelBiz.com division focuses on marketing online travel agencies through a nationwide network of independent business people, known as “Reps.” YTB Travel Network division establishes and maintains travel vendor relationships, books travel transactions of online travel agents (RTAs, now numbering over 100,000), collects travel commissions and pays sales commissions. Each RTA sells travel through a personalized Internet-based travel website. The REZconnect Technologies division operates as a travel vendor relationship management company and offers franchises of brick and mortar travel agencies.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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This document is available on the KCSA Worldwide Website at www.kcsa.com.